A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A (Pre-Effective Amendment No. 1) of Goldrich Mining Company to be filed on or about April 18, 2011 of our report dated March 2, 2011 relating to the consolidated financial statements of Goldrich Mining Company as of December 31, 2010 and 2009 and for the years then ended and from inception (March 26, 1959) through December 31, 2010, which appears in such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington
April 18, 2011